EXHIBIT 4.9 - DESCRIPTION OF COMMON STOCK

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities and Exchange Act of 1934.
As of December 31, 2019, Clear Channel Outdoor Holdings, Inc. (the “Company,” “we,” “our,” and “us”) had one class of securities, its common stock, par value $0.01 per share (“common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The following summary of terms of our common stock is based upon our amended certificate of incorporation (the “charter”) and amended bylaws (the “bylaws”) currently in effect under Delaware law. This summary is not complete and is subject to, and qualified in its entirety by reference to, the charter and bylaws, which are filed as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K of which this Exhibit 4.20 is a part. We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended (the “DGCL”), carefully.
Description of Common Stock.
General
We are authorized to issue 2,350,000,000 shares of common stock.
Common Stock
Voting Rights
Each share of common stock entitles its holder to one vote. Shares of common stock vote as a single class on all matters on which stockholders are entitled to vote, except as otherwise provided in our charter or as required by law. Generally, all matters to be voted on by stockholders, other than the election of directors, must be approved by a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the subject matter, voting as a single class, subject to any voting rights granted to holders of any preferred stock. Subject to the rights of the holders of any series of preferred stock to elect directors under certain circumstances, directors shall be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote generally in the election of directors. No stockholder shall be entitled to exercise the right of cumulative voting.
Dividends
Holders of common stock share equally, on a per share basis, in any dividends and other distributions in cash or stock of any entity or property of ours declared by our board of directors, subject to any preferential rights of any outstanding shares of preferred stock.
Other Rights
On liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to receive a pro rata amount of any distribution of the remaining assets.
No shares of common stock are subject to redemption or conversion or have preemptive rights to purchase additional shares of common stock or other securities of our company.
All the outstanding shares of common stock are validly issued, fully paid and non-assessable.
Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law
Some provisions of Delaware law and our charter and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

EXHIBIT 4.9 - DESCRIPTION OF COMMON STOCK

Election and Removal of Directors
Our charter provides that, continuing until immediately prior to the fourth annual meeting of stockholders following the Separation, our board of directors will be divided into three classes. The term of the first class of directors expires at our 2020 annual meeting of stockholders at which meeting directors in the first class will be elected to a term expiring at our 2023 annual meeting of stockholders, the term of the second class of directors expires at our 2021 annual meeting of stockholders at which meeting directors in the second class will be elected to a term expiring at our 2023 annual meeting of stockholders and the term of the third class of directors expires at our 2022 annual meeting of stockholders at which meeting directors in the third class will be elected to a term expiring at our 2023 annual meeting of stockholders. At each of our annual meetings of stockholders beginning with the 2023 annual meeting of stockholders, the directors will be elected for one-year terms. This system of electing and removing directors may initially discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.
From and after our 2023 annual meeting of the stockholders following the effectiveness of the charter, the board of directors shall no longer be classified and each director shall be elected for a one-year term. In case of any increase or decrease, from time to time, in the number of directors prior to our 2023 annual meeting of the stockholders following the effectiveness of the charter, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, the number of directors added to or eliminated from each class shall be apportioned so that the number of directors in each class thereafter shall be as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the board of directors shorten the term of any incumbent director.
Our charter provides that, except as otherwise provided by a certificate of designations, any director or the entire board of directors may be removed from office as provided by Section 141(k) of the DGCL.
Size of Board and Vacancies
Our bylaws provide that the number of directors on our board of directors be fixed by resolution of the board of directors. Except as otherwise provided by a certificate of designations, newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.
No Stockholder Action by Written Consent
Our charter provides that subject to the rights of holders of preferred stock to act by written consent, any stockholder action may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
Amendment of Our Bylaws
Our charter and bylaws provide that our bylaws may only be amended by the board of directors or, notwithstanding any other provision of the charter or law that might otherwise permit a lesser vote or no vote, but in addition to any vote of any series of preferred stock required by law, the charter or a certificate of designations, by the affirmative vote of holders of at least a majority of the total voting power entitled to vote thereon.
Amendment of Our Charter
Our charter provide (i) except as otherwise required by law, holders of common stock will not be entitled to vote on any amendment relating solely to one or more series of preferred stock if such affected series is entitled to vote thereon by law or the charter (including any certificate of designations), and (ii) notwithstanding any other provision of the charter or law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any series of preferred stock required by law, the charter or a certificate of designations, the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock then entitled to vote thereon, voting together as a single class, is required to amend the charter; provided, however, that, in addition to any vote of the holders of any class or series of the stock required by law, the charter or by a certificate of designations, (a) prior to May 1, 2022 (the “Sunset Date”), the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding shares of capital stock entitled to vote thereon, voting together as a single class, and (b) on and after the Sunset Date, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Articles V (“Board of Directors”), VI (“By-laws”), VIII (“Limitation on Liability of Directors and Officers”), IX (“Stockholder Action”) and one sentence of Article VII (“Amendment of Certificate of Incorporation”).

EXHIBIT 4.9 - DESCRIPTION OF COMMON STOCK

Stockholder Meetings
Our charter and bylaws provide that except as otherwise required by law and subject to the rights of holders of preferred stock, if any, a special meeting of our stockholders may be called only by the Chairman of our board of directors or our board of directors pursuant to a resolution adopted by a majority of the total number of directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships.
No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.
In general, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, or if the date of the annual meeting is more than 30 days before or after the anniversary, such notice shall be delivered, by the later of the 10th day after the annual meeting is announced or 90 days prior to the date of such meeting, and the business must be a proper matter for stockholder action. Among other things the stockholder’s notice must include for each proposed nominee and business, as applicable, (i) all required information under the Exchange Act, (ii) the proposed nominee’s written consent to serve as a director if elected, (iii) a brief description of the proposed business, (iv) the reasons for conducting the business at the meeting, (v) the stockholder’s material interest in the business, (vi) the stockholder’s name and address and (vii) the class and number of our shares which the stockholder owns including derivative interests.
In general, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to our notice of meeting. At a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting, a stockholder who is a stockholder of record at the time of giving notice and on the record date for the meeting, who is entitled to vote at the meeting and who complies with the notice procedures, may nominate proposed nominees. In the event we call a special meeting of stockholders to elect one or more directors, a stockholder may nominate a person or persons if the stockholder’s notice is delivered to our secretary not earlier than 120 days before the meeting nor later than the later of (a) the 90th day prior to the meeting and (b) the 10th day after the meeting is announced.
Only such persons who are nominated in accordance with the procedures set forth in our bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in our bylaws. Except as otherwise required by our governing documents, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in our bylaws and, if any proposed nomination or business is not in compliance with our bylaws, to declare that such defective proposal or nomination shall be disregarded.
Delaware Anti-Takeover Law
Our charter subjects us to Section 203 of the DGCL.
In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.
No Cumulative Voting
Our charter and bylaws do not provide for cumulative voting in the election of our board of directors.

EXHIBIT 4.9 - DESCRIPTION OF COMMON STOCK

Transfer Agent
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.
New York Stock Exchange Listing
Our common stock is listed on the NYSE under the symbol “CCO.”